Exhibit G - Proposed Form of Notice


Allegheny Energy, Inc.  (70-            )
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          Allegheny Energy, Inc. ("Allegheny"), a registered holding company, and Allegheny Energy Supply Company, LLC ("AE Supply"), a registered holding company and public utility company subsidiary of Allegheny, have filed an Application/Declaration pursuant to sections 6, 7, 9(a), 10, 11, 12(b), 12(c), and 13 of the Public Utility Holding Company Act of 1935, as amended ("Act"), and Rules 43, 45, 46, 54, 86, 87, 90, 91, and 100 under the Act, requesting authority for Allegheny and its subsidiaries to engage in certain financing transactions through September 30, 2007, as well as authority to engage in certain other transactions that are necessary to facilitate the overall operations of the Allegheny system. In addition, Allegheny, Allegheny's wholly-owned public-utility company subsidiaries, Monongahela Power Company, Mountaineer Gas Company, The Potomac Edison Company, West Penn Power Company, Allegheny Generating Company, and the Allegheny system service company, Allegheny Energy Service Corporation request authority to continue the current Allegheny system money pool, and AE Supply requests authority to participate in the money pool as a lender only.